Exhibit 3.26

AMENDED AND RESTATED OPERATING AGREEMENT

OF

FAMILY DOLLAR DISTRIBUTION, LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT (the “Company Agreement”), effective as of April 19, 2016, is entered into by and between FAMILY DOLLAR DISTRIBUTION, LLC, a Virginia limited liability company (the “Company”), and the Members a party hereto on the following terms and conditions:

The Company was formed as a Texas limited liability company on June 29, 2007 and the Members and the Company entered into that certain Limited Liability Company Agreement of the Company dated June 29, 2007 (the “Existing Operating Agreement”).

The Company was redomesticated as a Virginia limited liability company on February 23, 2016 pursuant to the filing of those certain Articles of Domestication of Family Dollar Distribution, LLC with the Virginia State Corporation Commission.

The Company and the Member desire to amend and restate the Existing Operating Agreement as set forth in this Company Agreement.

ARTICLE I. FORMATION OF COMPANY

1.1                               Formation.                                    The Company was formed as a Texas limited liability company on June 29, 2007 and was redomesticated as a Virginia limited liability company on February 23, 2016 pursuant to the filing of those certain Articles of Domestication of Family Dollar Distribution, LLC with the Virginia State Corporation Commission.

1.2                               Name. The name of the Company is Family Dollar Distribution, LLC. The Managing Member may change the name of the Company from time to time. The Managing Member may also adopt one or more assumed names for use by the Company.

1.3                               Places of Business and Registered Office. The principal office of the Company is at 500 Volvo Parkway, Chesapeake, Virginia 23320. The registered agent of the Company and the registered office of the Company shall be as set forth in the Articles, or such other agent or place as may hereafter be designated by the Managing Member from time to time as provided by law. The Managing Member may change the principal or registered office or registered agent of the Company from time to time. The Managing Member may establish, maintain and abandon one or more additional places of business for the Company.

1.4                               Purpose. The purpose for which this Company is formed is for the transaction of any and all lawful purposes for which a limited liability company may be organized under the Act.

1.5                               Title to Company Property. Property may be acquired in the name of the Company or in the name of an agent or nominee on terms and conditions that the Managing Member deems appropriate.

1.6                               Term. Subject to earlier termination under Article V, the term of the Company will be perpetual.

ARTICLE II. CAPITALIZATION AND RELATED MATTERS

2.1                               Original Capital. The original capital of the Company will consist of the cash contributions to be made by the Members in the respective amount set forth opposite their signatures on the signature page of this Company Agreement. The Members agree to make the contribution required under this Section 2.1. The initial Percentage Interest of the Members is set forth opposite their signatures on the signature page of this Company Agreement.

2.2                               Additional Capital. The Members will not have any obligation to advance any additional funds or other property to the Company (either as a loan or capital contribution).

2.3                               Interest on and Return of Capital. The Members will not be entitled to any interest on their capital contributions to the capital of the Company. Except as expressly provided in this Company Agreement, the Members will not have the right to demand or receive the return of all or any part of their capital or to receive property other than cash from the Company.

2.4                               Capital Deficit. Except as otherwise required under the Act, the Members will not be required to restore any deficit that may exist in the Company’s capital structure.

ARTICLE III. DISTRIBUTIONS TO THE MEMBERS

3.1                               Distribution of Cash Flow. Subject to Section 5.2, after establishing cash reserves determined by the Managing Member to be necessary to satisfy contingencies reasonably anticipated for, or associated with, the Company’s business, any remaining available cash or other property of the Company shall be distributed to the Members at such times as the Managing Member shall determine to be appropriate.

ARTICLE IV. MANAGEMENT OF THE COMPANY

4.1                               Management. The business and affairs of the Company will be managed by the Managing Member. All determinations relating to the business and affairs of the Company may be made by the Managing Member singly and without the necessity of joinder of any other Person. The Members will not be liable or accountable, in damages or otherwise, to the Company for anything they may do or refrain from doing hereunder.

4.2                               Authority as to Third Persons. The signed statement of either Member reciting their authority for any action, as to any third Person, will be conclusive evidence of the authority of that Member to take that action.

4.3                               Compensation and Expenses of the Managing Member and Members. The Members will not receive any compensation from the Company for managing the business and affairs of the Company, but all expenses incurred by the Managing Member and Members in connection with their management of the Company will be paid or promptly reimbursed by the Company.

4.4                               Company Liabilities. All liabilities of the Company, including without limitation indemnity obligations under Section 4.5, will be liabilities of the Company as an entity, and will be paid or satisfied from Company assets. No liability of the Company will be payable in whole or in part by the Members or the Managing Member in their managerial capacity hereunder, or by any agent or advisor of the Member or the Managing Member or any of their respective Affiliates.

4.5                               Indemnity; Limitation of Liability

(a)                                 The Company shall indemnify every person who is or was a party or is or was threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, manager, officer, employee, agent or Member of the Company, or is or was serving at the request of the Company as a director, governor, manager, officer, partner, trustee, employee, agent or trustee of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, including service on a committee formed for any purpose (and, in each case, his or her heirs, executors and administrators), against all expense, liability and loss (including counsel fees, judgments, fines, penalties, and amounts paid in settlement) actually and reasonably incurred or suffered by him or her in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law, as in effect on the date hereof and as hereafter amended.  Such indemnification may include advances of his or her expenses in advance of final disposition of such action, suit or proceedings, subject to the provision of any applicable statute.

(b)                                 The indemnification and advancement of expenses provisions of Section 4.5 shall not be exclusive of any other right which any person (and his or her heirs, executors and administrators) may have or hereafter acquire under any statute, provision of the Articles, provision of this Company Agreement, resolution adopted by the Manager, agreement, or insurance, purchased by the Company or otherwise, both as to action in his or her official capacity and as to action in another capacity.  The Company is hereby authorized to provide for indemnification and advancement of expenses as provided herein and to the fullest extent permitted by the Act.

(c)                                  The Company may maintain insurance, at its expense, to protect itself and any individual who is or was a director, manager, Member, officer, employee or agent of the Company, or who, while a director, manager, Member, officer, employee or agent of the Company, is or was serving at the request of the Company’s Manager as a director, governor, manager, officer, partner, trustee, employee or agent of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss whether or not the Company would have the power to indemnify such person against such expense, liability or loss under this Company Agreement or the Act.

(d)                                 Any director, manager, Member, officer, employee or agent of the Company shall not be liable, accountable or responsible in damages or otherwise to the Company or any Member for any action taken or failure to act within the scope of the authority conferred on the director, manager, Member, officer, employee or agent of the Company by this Company Agreement or by law unless such action or omission was performed in bad faith, or constituted gross negligence, fraud, or a breach of his or her fiduciary duty.

(e)                                  The provisions of this Section 4.5 shall survive any termination or expiration of this Company Agreement.

ARTICLE V. LIQUIDATION AND DISSOLUTION OF THE COMPANY

5.1                               Dissolution Events. The Company will be dissolved upon the happening of any of the following events:

(i)                                     All or substantially all of the assets of the Company are sold or distributed to the Members.

(ii)                                  A document is signed by the Members which states their election to dissolve the Company.

5.2                               Method of Liquidation. Upon the happening of any of the events specified in Section 5.1, the Managing Member will commence, as promptly as practicable, to wind up the Company’s affairs unless the Managing Member determines that an immediate liquidation of Company assets would cause undue loss to the Company, in which event the liquidation may be deferred for a time determined by the Managing Member to be appropriate. Assets of the Company may be liquidated or distributed in kind, as the Managing Member determines to be appropriate. The proceeds from liquidation of the Company, including repayment of any debts of the Members to the Company, and any Company assets that are not sold in connection with the liquidation will be applied in the following order of priority:

(i)                                          to payment of the debts and satisfaction of the other obligations of the Company;

(ii)                                       to the establishment of any reserves deemed appropriate by the Managing Member for any liabilities or obligations of the Company, which reserves will be held for the purpose of paying liabilities or obligations and, at the expiration of a period the Managing Member deems appropriate, will be distributed in the manner provided in Section 5.2(iii); and

(iii)                                    any remaining proceeds shall be distributed to the Members.

If the Company makes distributions in kind of Company property which secures indebtedness, the Members receiving the distribution of property subject to the indebtedness will be liable for the indebtedness. Indebtedness secured by property distributed to the Members in kind need not be discharged out of the proceeds of liquidation of the Company.

5.3                               Date of Termination. The Company will terminate when all of the cash and property available for application under Section 5.2 have been applied in accordance with Section 5.2. The establishment of any reserves in accordance with the provisions of Section 5.2(ii) will not extend the term of the Company, but any reserve will be distributed in the manner provided in Section 5.2 upon expiration of the period established for the reserve.

ARTICLE VI. TAXATION

6.1                               Corporation.  The Managing Member shall cause the Company to file Form 8832 with the Internal Revenue Service to elect to classify the Company as a corporation for federal income tax purposes, to be effective from the Company’s inception. The Company may change its election to be taxed as a corporation for federal income tax purposes upon the unanimous consent of the Members. Because the Company will be taxed as a corporation, all requirements set forth in the Act that are inconsistent with taxation of the Company as a corporation are hereby deemed not to be applicable to this Company.

ARTICLE VII MISCELLANEOUS

7.1                               Fiscal Year. The fiscal year of the Company shall mean the period beginning September 1 and ending on the next August 31, and, with respect to the last year of the Company, the portion of the calendar year ending with the date of the final liquidating distributions, unless another fiscal year-end is selected by the Managing Member.

7.2                               Records. The records of the Company will be maintained at the principal place of business of the Company or at any other location selected by the Managing Member.

7.3                               Method of Accounting. The Company records will be maintained, and its profits and losses will be accounted for, in accordance with the method of accounting adopted by the Managing Member.

7.4                               Amendments; Waivers. No amendment of this Company Agreement will be valid or binding unless in writing and signed by the Members.

7.5                               Binding Effect. Except as provided in Section 6.10, this Company Agreement will inure to the benefit of and will be binding upon the Members, their successors and assigns.

7.6                               Construction. The titles of the Articles and Sections in this Company Agreement have been inserted as a matter of convenience of reference only and do not affect the meaning or construction of any of the provisions in this Company Agreement.

7.7                               Governing Law, Jurisdiction. THIS COMPANY AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE COMMONWEALTH OF VIRGINIA, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS.

7.8                               Legal Construction. In case any one or more of the provisions contained in this Company Agreement for any reason is held to be invalid or unenforceable, the invalidity or unenforceability will not affect any other provision of this Company Agreement, which will be construed as if the invalid or unenforceable provision had not been contained in this Company Agreement and, in lieu of each invalid or unenforceable provision, there will be added automatically as a part of this Company Agreement a provision as similar in terms to the invalid or unenforceable provision as may be possible and be valid and enforceable.

7.9                               Gender. Etc. Words used in this Company Agreement in any gender will be deemed to include the masculine, feminine or neuter gender; singular words will include the plural and plural words will include the singular and the word “or” will be disjunctive but not necessarily exclusive, unless the context otherwise requires.

7.10                        Creditors Not Benefited. Nothing in this Company Agreement is intended to benefit any creditor of (i) the Company or (ii) the Members. No creditor of the Company or the Members will be entitled to require the Managing Member to solicit or accept any loan or additional capital contribution for the Company or to enforce any right which the Company may have against the Members or any other Person, whether arising under this Company Agreement or otherwise.

7.11                        Officers of the Company. The Managing Member may elect one or more individuals to serve as officers (“Officers”) of the Company. Any Officer so elected shall have the powers and duties and shall serve upon the conditions and for such terms as may be determined by the Managing Member. The Managing Member may, at any time, remove any Officer of the Company from his position as such. Nothing contained in this Section 7.11 shall be construed as creating or otherwise providing any Officer with any contractual or other rights or otherwise imposing any duty on the Company with regard to any of its Officers whose relationship with the Company shall at all times be terminable at will.

7.12                        Tax Matters Member. The Managing Member shall serve as the “tax matters member” under the Code and in any similar capacity under state or local law. In addition, the Tax Matters Member shall have the power and authority (i) to extend the statute of limitations for assessment of tax deficiencies against Members with respect to adjustments to the Company’s federal, state, or local tax returns; and (ii) to represent the Company and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company and the Members in their capacity as Members, and to execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company or the Members; provided, however, that the Tax Matters Member shall keep the other Members reasonably informed as to the status of any tax investigations, audits, lawsuits or other judicial or administrative tax proceedings and shall promptly copy all other Members on any correspondence to or from the Internal Revenue Service or state, local or foreign taxing authority relating to such proceedings.

7.13                        Exhibits Incorporated by Reference. Each of the Exhibits referenced in or attached to this Company Agreement are hereby incorporated into this Company Agreement by this reference.

IN WITNESS WHEREOF, the Members have executed this Company Agreement of Family Dollar Distribution, LLC to be effective on the date first above written.

	Contribution	Percentage
Member	Amount	Interest

Family Dollar Services, Inc.	$1.00	1.00%
Managing Member

Family Dollar Stores of Florida, LLC	$99.00	99.00%
Member

MEMBERS:

FAMILY DOLLAR STORES OF FLORIDA, LLC,
a Virginia limited liability company

By:	/s/ Gary Philbin
Gary Philbin, Chief Operating Officer

FAMILY DOLLAR SERVICES, INC., a North Carolina corporation

By:	/s/ Gary Philbin
Gary Philbin, President and Chief Operating Officer

EXHIBIT A

Defined Terms. As used in this Company Agreement, the following terms shall have the following meanings when used herein with initial capital letters:

“Act” means the Virginia Limited Liability Company Act, as amended from time to time.

“Affiliate” means, as to any Person: (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person or (b) any Person who is a shareholder, member, director, manager or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For the purposes of this definition, “control” of any Person shall mean the power, direct or indirect: (i) to vote or direct the voting of fifty percent (50%) or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Code” means the Internal Revenue Code of 1986, as amended from time to time and the Treasury Regulations promulgated thereunder. References to sections of the Code include successor provisions to those sections.

“Company” means the limited liability company formed under this Company Agreement.

“Company Agreement” means this Amended and Restated Operating Agreement of Family Dollar Distribution, LLC.

“Managing Member” means Family Dollar Services, Inc.

“Members” means Family Dollar Services, Inc. and Family Dollar Stores of Florida, LLC.

“Percentage Interest” means the interest of the Member stated on the signature page of this Company Agreement, expressed as a percentage of the whole.

“Person” means an individual or an entity.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, as to any Person, an entity the equity securities of which having ordinary voting power (other than equity securities having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or similar management body of such entity, are at the time owned, directly or indirectly, through one or more intermediaries, or both, by such Person.